Exhibit 10.3

FIRST AMENDMENT TO AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT dated May 1, 2010 (the “First Amendment”) is made as of January 25, 2012 between ARIAD Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Frank G. Haluska, M.D., Ph.D. (the “Employee”).

WHEREAS, the Company and the Employee previously entered into an Amended and Restated Executive Employment Agreement dated May 1, 2010 (the “Agreement”), and the parties hereto desire further to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree further to amend the Agreement as follows:

I. Severance – Section 6.2:

The entirety of Section 6.2 shall be replaced with the following:

“6.2 In the event of a consummation of a Change in Control of the Company, and if, upon such occurrence or within the period of one year following such occurrence, the Company terminates the Employee’s employment without Cause or the Employee resigns for “Good Reason” (as defined herein), then, subject to compliance with Section 10 below, (i) all stock awards, stock options, restricted stock or restricted stock units granted to the Employee and past bonuses in the form of deferred compensation granted to the Employee shall immediately vest and remain fully exercisable through their original term with all rights; (ii) the Company shall continue to pay the Employee his then-current base salary for twenty-four (24) months; and (iii) if the Employee makes an effective COBRA election regarding group health insurance, then the Company shall continue to provide the Employee with coverage under the Company’s group health plan at the Company’s expense for a period of eighteen months following Employee’s separation from the Company. Except as otherwise required under Section 14.2, salary continuation payments referenced in Section 6.2(ii) above shall begin on the first regular pay date following Employee’s separation from service. Finally, the payments and benefits described in this Section 6.2 shall not be available if Employee’s employment terminates due to death or disability during the one-year period following a Change of Control.

II. Definition of “Good Reason”:

The definition of “Good Reason” in Section 15(g) of the Agreement shall be replaced, in its entirety, with the following:

“(g) “Good Reason” means the occurrence of one or more of the following conditions arising without the Employee’s voluntary consent:

(i) any requirement that the Employee relocate to a worksite that would increase the Employee’s one-way commuting distance by more than twenty-five (25) miles, provided that the Employee gives notice to the Company within ninety (90) days of the relocation and the increase in commuting distance is not cured within thirty (30) days of such notice;

(ii) the Company’s material breach of any provision of this Agreement with the Employee, provided that the Employee gives notice to the Company within ninety (90) days of the initial occurrence of the breach and it is not cured within thirty (30) days of such notice; or

(iii) the material diminution of Employee’s roles, responsibilities, scope of authority, or level in the overall management structure or hierarchy of the Company and/or the entity resulting from a Change in Control, provided that the Employee gives notice to the Company within ninety (90) days of the initial occurrence of the material diminution, and it is not cured within thirty (30) days of such notice.

For avoidance of doubt, a “material breach of any provision of this Agreement” under clause (ii) above includes, without limitation, the Company’s failure to pay or provide salary, bonus or any other form of compensation referenced in Section 3 that is not corrected by the Company within thirty (30) days after receiving notice from the Employee, provided such notice is provided by the Employee within ninety (90) days of the initial occurrence of the breach. This definition of “Good Reason” shall be interpreted consistent with the definition of an “involuntary separation from service” under Section 1.409A-1 (n) of the Treasury Regulations.”

III. Except as modified by this First Amendment, the Agreement remains in full force and effect.

ARIAD PHARMACEUTICALS, INC.,

By:	/s/ Harvey J. Berger
Harvey J. Berger, M.D.
Chairman and Chief Executive Officer

EMPLOYEE,

/s/ Frank G. Haluska
Frank G. Haluska, M.D., Ph.D.

DATED: January 25, 2012

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